United States
Securities and Exchange Commission
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2020 (December 21, 2020)
Hannon Armstrong Sustainable Infrastructure Capital, Inc.
(Name of Registrant as Specified In Its Charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,
Maryland 21401
(Address of principal executive offices)

(410) 571-9860
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 8.01	Other Events.
Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“the Company”), through its subsidiary, entered into certain agreements relating to the acquisition, ownership and management of approximately $663 million in preferred cash equity investments in three partnerships (the “Partnerships”) that expect to own cash equity interests in an approximately 1.6 gigawatt portfolio of onshore wind, utility-scale solar and solar-plus-storage projects (the “Renewables Portfolio”) developed and managed by one or more subsidiaries of Clearway Energy Group LLC (“CEG”), one of the largest developers and operators of clean energy in the United States. The Company has made initial investments in the preferred cash equity interests of the Partnerships of approximately $200 million in 2020 and additional investments are expected to be made in 2021 and 2022 as the projects become commercially operational. The remaining ownership of the cash equity interest in the Partnerships is expected to be held by CEG and/or one or more subsidiaries of Clearway Energy, Inc. (“CWEN”) (NYSE: CWEN, CWEN.A), a leading publicly traded energy infrastructure investor focused on modern, sustainable, and long-term contracted assets across North America. CEG will continue to manage the Renewables Portfolio and provide operations and maintenance.
Subject to the satisfaction of certain conditions, through a series of preferred cash equity investments, each of which is independent of the other, in the three Partnerships, the Company expects to invest approximately $663 million in the Partnerships with such investments occurring on or around the date each related project is completed. Through December 21, 2020, the Company has invested an aggregate amount of approximately $200 million in two Partnerships relating to preferred cash equity interests in an operating utility-scale solar project located in Kern County, California and an operating wind project located in Fisher and Nolan County, Texas. On December 21, 2020, the Company agreed, subject to the satisfaction of certain conditions, to make additional investments associated with one of the two existing Partnerships related to two wind projects anticipated to be commercially operational on or prior to December 31, 2021, located in Callahan County, Texas and Mineral and Grant County, West Virginia. On the same date, the Company also agreed, subject to the satisfaction of certain conditions, to make an investment in a third Partnership relating to a utility-scale solar and storage project located in San Bernardino County, California and an investment in one of the existing Partnerships relating to two utility-scale solar projects plus co-located storage located in Oahu, Hawaii, in both cases anticipated to be commercially operational on or prior to December 31, 2022.
If the Company invests in each of the series of opportunities, which is the Company's expectation, the Renewables Portfolio will consist of three onshore wind projects, one utility-scale solar project, and three utility-scale solar-plus-storage projects including:
•Daggett Solar: a 482 megawatts (MW) utility-scale solar project with 320 MW of co-located storage located in San Bernardino County, California.
•Mesquite Star: a 419 MW wind project located in Fisher and Nolan County, Texas.
•Mesquite Sky: a 345 MW wind project located in Callahan County, Texas.
•Rosamond Central: a 192 MW utility-scale solar project located in Kern County, California.
•Black Rock: a 110 MW wind project in Mineral and Grant County, West Virginia.
•Waiawa and Mililani: a 36 MW utility-scale solar project and a 39 MW utility-scale solar project with 75 MW of co-located storage located in Oahu, Hawaii
The Renewables Portfolio currently has contracted cash flows with a combined weighted average contract life of greater than 14 years with a diversified group of predominately investment grade corporate, utility, university, and municipal offtakers, including AEP, Brown University, Cisco, Ecolab, Intuit, Lowe's and Toyota.
Each Partnership is expected to be governed by a limited liability company agreement by and among one of the Company’s subsidiaries and one or more subsidiaries of CEG and/or CWEN, that will contain customary terms and conditions. Most major decisions that may impact each of the Partnerships, its subsidiaries or its assets, require a unanimous vote of the representatives present at a meeting of a review committee in which a quorum is present. The review committee is a four person committee, which includes two Company representatives and two CEG or CWEN representatives. Through each Partnership, commencing on a certain date following the effective date of the applicable limited liability company agreement, the Company will be entitled to preferred distributions until certain return targets are achieved. Subject to customary exceptions, no member of a Partnership can transfer any of its equity ownership in any Partnership to a third party without approval of the review committee of that Partnership. The Company expects to use the equity method of accounting to account for its preferred equity interest in each Partnership.
If the Company invests in each of the series of opportunities, this portfolio is expected to significantly increase and diversify the Company’s renewables portfolio of wind and solar energy projects and support continued growth in recurring net investment income. The Renewables Portfolio is expected to have an estimated CarbonCount® of 1.06 metric tons of carbon dioxide equivalent (CO2e) reduced annually per $1,000 invested, and it is expected that the Company’s investment will avoid an estimated 703,000 metric tons of CO2e annually, equivalent to the CO2e emissions from the annual electricity consumption of approximately 119,000 U.S. homes.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and General Counsel
Date: December 22, 2020